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                                                                   Exhibit 99.1


DGS TO ACQUIRE PDR PRODUCTIONS


For more information:
Thomas Associates 415-596-2700
Robert Schettino
bobtino@thomaspr.com

Jeff Byrne
jbyrne@dgsystems.com
Tom Shanahan
tsha1@dgsystems.com
DG Systems 415-276-6600

                      DG SYSTEMS TO ACQUIRE PDR PRODUCTIONS

Affiliation with leading media duplicating company provides DG Systems with greater presence, stronger operational capabilities in New York City

San Francisco - October 16, 1996 - DG Systems today announced the signing of a binding, definitive agreement for the acquisition of 100% of the stock of PDR Productions, a leading, New York-based, media duplication and distribution company, in an $8.5 million cash and stock transaction. PDR Productions will continue to operate as a wholly owned subsidiary of DG Systems.

Under the agreement, DG Systems will purchase 100% of the stock of PDR in exchange for $6.0 million in cash and up to 300,000 shares of DG common stock. During the first year, DG Systems may re-purchase the stock for $2.5 million, or alternatively, make an additional cash payment at the end of one year equal to the difference between $2.5 million and the stock's then current market value.

In 1995, PDR operated profitably with revenues in excess of $7.5 million. PDR customers include prominent New York City advertising agencies, cable networks and syndicators.

Pat DeRosa, PDR's sole shareholder, will remain a consultant of PDR following completion of the transaction. "By combining forces with DG Systems, PDR will have the opportunity to expand our operations and provide our customers with a greater range of services in the years ahead," Mr. DeRosa commented.

"We believe that the combination with DG Systems allows us to expand the scope of services we deliver to our valued clients," stated Neil and Joseph DeRosa, vice presidents of PDR, who will continue with the PDR management team. "We look forward to bringing the benefits of electronic video and audio deliveries to our long-established customer base."


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"This acquisition gives DG Systems greater access to a number of the world's leading advertisers, agencies, and syndicators, and at the same time strengthens our operational and customer service capabilities in the New York City metropolitan area," commented Henry Donaldson, president and CEO of DG Systems. "We are excited to welcome PDR customers and employees to the DG Systems family."

Founded in 1991, DG Systems is a leading provider of electronic distribution services to the broadcast industry, linking hundreds of advertisers, agencies, music companies, and syndicators with over 5,000 radio and television stations in the United States. DG Systems offers an array of services for quick and reliable delivery of superior-quality advertisements, new music singles, and short-form programming to radio and television stations, along with associated traffic instructions and supporting promotional material. More than 340 television stations and 10 cable interconnects have agreed to install the company's video receiving equipment and receive video spot advertising over the DG Systems network. DG Systems is headquartered in San Francisco, with field offices in New York, Chicago, Los Angeles and Washington D.C. DG Systems can be reached at 415-276-6600 or www.dgsystems.com on the World Wide Web.

This release contains forward-looking statements relating to the company, its planned acquisition of PDR, and the expansion of its digital audio and video networks. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-Q filed with the Securities and Exchange Commission on August 6, 1996.

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